For period ending 03/31/03
File number 811-3734

77(C). Matters submitted to a vote of security holders.


     a)   Meeting of shareholders - March 13, 2003 (adjourned  session April 15,
          2003)


           (1) Directors elected:

               Elisabeth Allison, Mark E. Denning, Gina H. Despres, Robert A. Fox, Koichi Itoh, William H. Kling, John G. McDonald, William I. Miller, Alessandro Ovi, Kirk P. Pendleton.

           (2) Approval or rejection of the revision of certain of the fund's fundamental investment policies:
               a)   revise policy regarding lending activities
               b)   revise policy regarding borrowing and senior securities
               c)   revise policy regarding illiquid/restricted securities

                       Votes:           Affirmative    Against       Abstain

                2a     427,589,551      380,028,955    24,838,953    22,721,643
                2b     427,589,551      380,705,944    24,463,415    22,420,192
                2c     427,589,551      370,318,827    25,560,259    31,710,465

          (3) Ratification or rejection of the selection by the Board of Trustees of Deloitte & Touche LLP as the independent accountant

               Votes:                Affirmative       Against       Abstain

               1,341,281,762         1,311,293,659     9,180,014     20,808,089